UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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STARWOOD PROPERTY TRUST, INC.
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On March 31, 2022, Starwood Property Trust, Inc. published the following letter to shareholders.

Shareholders of Starwood Property Trust,

2021 was an incredible year for your Company. The power of our diversified platform was on full display as we opportunistically deployed record amounts of capital globally across all our business lines.  Our seven investing cylinders deployed $16.7 billion for the year, the most among what we consider our competitive set. Just as importantly, we believe the current environment gives us unique opportunities to continue to deploy accretive capital globally.

One of the highlights of the year was the establishment of the Woodstar Fund. The fund holds our over 15,000 owned affordable housing units and in October we closed the sale of an approximately 20% interest in the fund to third party investors.  The price at which we transacted validated a majority of the over $4.00 per share of unrealized distributable earnings gains in our owned real estate portfolio that we have been talking about for several years. Our un-depreciated book value increased over 20% in 2021, to $20.74 per share, the highest level since we spun-off our single-family rental business, Starwood Waypoint (SWAY) in 2013. The Woodstar portfolio, which is concentrated in the central Florida market, remains very attractive, with rents determined based on changes in the consumer price index and average median income. Higher rent growth driven by inflation and rising wages could provide additional upside to the value of this investment should rents appreciate at the levels we expect in the coming years. In addition to our Woodstar assets, we believe we have nearly $1.00 per share of additional unrealized fair market value gains across our other property investments.

In 2021, we raised $1.3 billion of capital, including through common equity, corporate debt and term loans to fund increased investment volumes across our sectors. In addition, we executed $5.5 billion of securitizations and CLOs in 2021 and recently issued two additional CLOs to further de-risk our balance sheet.  At year-end, we had $6.9 billion of credit capacity on 32 warehouse facilities from 18 banks. We are not reliant on any single counterparty. Additionally we have excess unencumbered collateral that provides us with the unique ability to raise an additional $1 billion each of corporate debt and term loans to continue to fund what we expect to be a robust pipeline in front of us.

We chose to issue both equity and debt to maintain our low leverage, de-risk our balance sheet and fortify our corporate credit ratings which should lower the cost of future debt issuances. We continue to believe our uniquely diversified company, with only 2.3x debt-to-equity and highly accretive investment cylinders, provides meaningful long term value for shareholders. Management is a significant shareholder and is fully aligned with all of you as we continue to grow our business.

STWD Primary Investment Cylinders

Commercial Lending

Our floating rate portfolio was built to outperform in inflationary environments, and over time we believe will benefit from the cycle we are entering.  Our full year commitments were a record $10 billion across 72 loans, more than 40% above our previous records. With $4.8 billion of these loans being in the multifamily asset class, we more than doubled our exposure to this historically stable and well performing property type. We also increased industrial exposure while reducing our office and retail exposure significantly since the beginning of the COVID-19 pandemic.

Our manager, Starwood Capital Group, added substantial additional resources to existing capabilities in Europe and Australia, allowing us to originate approximately 30% of our commercial loans in 2021 in those markets.

As of 2021 year-end, 55% of our funded commercial loan portfolio consisted of post-COVID originations.  The credit quality of our portfolio continues to improve with our weighted average loan-to-value at 61% at year-end.  The COVID recovery is best observed in our hotel loans where occupancy was up over 40% in our portfolio last year and net operating income at our hotels, which was negative in 2020, was almost $300 million in 2021 and is expected to trend higher this year.

Property Portfolio

Our property segment created significant value for shareholders in 2021 and ended the year with 98% occupancy across our portfolio. In connection with the Woodstar transaction mentioned above, we unlocked almost $200 million of shareholder capital for future accretive investments.

We expect to realize significant rent increases in our affordable housing investments in 2022 and we believe that there has been continued cap rate compression in this sector.

Our other two portfolios, comprised of our Master Lease Portfolio and Medical Office Portfolio, also continue to generate attractive cash yields and we believe are well positioned to withstand potentially higher interest rates.

Real Estate Investing & Servicing

Our Real Estate Investing & Servicing platform is uniquely positioned to continue to find ways to invest accretively, with decades of experience, access to terabytes of data and a robust underwriting infrastructure.

Starwood Mortgage Capital, our conduit, was once again ranked the largest non-bank CMBS loan originator in 2021.  We hedge interest rates and credit exposure in this business and it continues to earn consistent high-quality income for the company across market cycles.

Our special servicer was again affirmed as the only CMBS special servicer with the highest Fitch rating. We obtained 26 assignments totaling $21 billion during the year, bringing our named servicing portfolio to $95 billion, the highest level since 2017. Our active servicing portfolio ended 2021 at $7.3 billion.  This business also produced consistently high return on equity contributions in 2021 as assets in servicing continue to resolve.

Though smaller than it has been historically, our owned CMBS portfolio continues to perform very well.

Residential Lending

Our residential “nonqualified” mortgage lending business ended a record year with $4.5 billion of loan purchases, bringing our total purchases since inception in 2016 to $9.8 billion. We have developed a leading securitization platform, completing our 15th securitization as of 2021 year-end and securitizing $6.0 billion of loans since we started this business in 2018. We opportunistically deployed additional capital during the year, and we continue to reposition our financing to reduce risk.

Starwood Infrastructure Finance

Our $2.1 billion infrastructure portfolio grew this year as we invested $772 million at accretive returns. We continue to diversify this pool of loans by asset type and markets and, importantly, continue to diversify our funding sources, having completed our second actively managed $500 million CLO in 2022.  Our ability to diversify funding will continue to drive our pace of investments as we take a slow and steady approach to a business that continues to improve. Our team has tremendous experience in this sector, and we continue to consider new accretive low-risk areas to deploy capital.

Outlook

In sum, management is very pleased with the performance of our company in 2021, and we are grateful that shareholders recognize the power of the unique, diversified platform we have created.  Our ability to monetize the nearly $4.00 per share of unrealized distributable earnings gains on our properties provides our shareholders with a degree of downside protection. With contractual rent increases in our master lease portfolio and formulaic rent determinations based on inflation and median wages in our affordable housing fund, we believe there is the potential for further appreciation in these values going forward.

Our record capital deployment during the year was only possible given the unique platform we have created, which we believe offers us accretive investment opportunities globally at among the lowest levels of leverage in our sector. We have designed this business to have the capability to outperform during times of distress, such as the COVID-19 pandemic, and had the ability to quickly pivot when opportunities presented themselves as they did during the last two years. We intend to continue running the business with this same mindset, which we believe will help us navigate various market cycles while allowing us to stay invested in the best risk adjusted opportunities.

We would like to again thank our Board of Directors for its leadership and all of the dedicated employees at Starwood Property Trust and Starwood Capital Group for their hard work and expertise.  We also would like to thank you, our shareholders and partners, many of whom have been with us from the beginning, for trusting us to manage this business.

Yours very truly,

Barry S. Sternlicht
Chairman and Chief Executive Officer

Jeffrey F. DiModica, CFA
President

Forward-Looking Statements

Statements in this letter which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are developed by combining currently available information with our beliefs and assumptions and are generally identified by the words “believe,” “expect,” “anticipate” and other similar expressions.  Although Starwood Property Trust, Inc. (the “Company”) believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the severity and duration of economic disruption caused by the COVID-19 global pandemic (including the emergence of new strains of the virus), completion of pending investments and financings, continued ability to acquire additional investments, competition within the finance and real estate industries, availability of financing and other risks detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as other risks and uncertainties set forth from time to time in the Company's reports filed with the SEC.

In light of these risks and uncertainties, there can be no assurances that the results referred to in the forward-looking statements contained herein will in fact occur. Except to the extent required by applicable law or regulation, we undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.